MarketShare Announces Acquisition of bioMETRX Technologies, Inc.

Melville, N.Y., May 31, 2005 (PRNEWSWIRE) - MarketShare Recovery, Inc (OTC BB:MKSH) of today announced it completed the acquisition of bioMETRX Technologies, Inc. ("bioMETRX") of Jericho, New York,, a private company that is developiong biometrics-based home security products.

The structure of the transaction is a merger of bioMetrx with a newly formed wholly owned Delaware subsidiary of MarketShare which is expected to be effective June 1, 2005. The merger transaction was approved by the written consent of the holders of 99.7% of bioMETRX common stock, will require MarketShare to issue approximately 14,400,000 shares of its common stock (to the bioMetrx holders and the cancellation of approximately 2,208,000 outstanding MarketShare shares.

As part of the acquisition, bioMETRX's CEO, Mark R. Basile, became CEO of MarketShare and each of bioMETRX's Chief Technical Officer, Steven Kang, Chief Operating Officer, Cliff Czvec, and Chief Financial Officer, Frank Giannuzzi have assumed corresponding positions in MarketShare. New management plans to change the corporate name of MarketShare to "bioMETRX, Inc." Pending such change, MarketShare will continue to trade under the symbol "MKSH."

About bioMETRX Technologies, Inc.

Organized in 2001, bioMETRX Technologies, Inc. is developing a line of home security products under the trade name smartTOUCH(TM) which includes biometrically enabled thermostats, garage/gate openers, central station keypads and residential door locks. Unique aspects of the smartTOUCH family of products will provide simplified methods for homeowners to secure and access their homes. The company has successfully tested its garage door opener over the past several months in varying weather conditions and is now ramping up for manufacturing and distribution.

Safe Harbor Statement: Forward-looking statements in this release with respect to MarketShare's and bioMetrx' business, financial condition and results of operations, as well as matters of timing and the prospective terms of the transaction described are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond MarketShare's or bioMetrx' control with respect to market acceptance of their technology and/or products, whether financing will be available, the effect of the application of acquisition accounting policies as well as certain other risk factors which are and may be detailed from time to time in MarketShare's filings with the Securities and Exchange Commission.

CONTACT:      MarketShare Recovery, Inc.
              bioMETRX Technologies, Inc.

              Mark R. Basile, CEO (516) 750-9733

Source: MarketShare Recovery; bioMETRX Technologies, Inc.